EXHIBIT 99.1
                                                               ------------


                Touchstone Applied Science Associates Inc.
                           4 Hardscrabble Heights
                          Brewster, NY  10509-0382



For further Information:




At TASA:                                 At The Investor Relations Company:
Andrew L. Simon, President & CEO         Mike Arneth or
845-277-8100                             Tad Gage
asimon@tasa.com                          (312) 245-2700

FOR IMMEDIATE RELEASE

               TOUCHSTONE APPLIED SCIENCE ASSOCIATES REPORTS
           MUCH HIGHER TOP AND BOTTOM LINE THIRD QUARTER RESULTS

     *    Questar Acquisition Makes Significant Third Quarter
          Contribution
     *    Third Quarter Revenues Jump 187%
     *    Third quarter Net Income Increases 226%
     *    Earnings per share for the Quarter doubled over prior year
     *    Questar Acquisition Included for Two Months

Brewster, NY, September 14, 2006 - Touchstone Applied Science Associates, Inc. today reported significant increases in both revenues and net income for the third quarter ended July 31, 2006. These increases are attributable to the growth both in the company's core business and the acquisition of Questar on May 31, 2006.

Revenues in the quarter increased to $8.54 million up 187 percent from $2.97 million in the same quarter last year. Earnings for the quarter increased 226 percent from $148,000 to $483,000. Earnings per share doubled from $0.05 per share in the third quarter of 2005 to $0.10 per share in the third quarter of 2006. Diluted weighted average shares outstanding were 5,009,645 in the current year quarter vs. 3,052,577 in the comparable period last year.

Revenues for the nine months rose 89 percent to $15.1 million, versus last year's nine months revenues of $8.0 million. For the nine months, TASA reported net income of $72,000 or 1 cent per share. For the comparable period last year, the company had net income of $365,000 or 12 cents per share. Diluted weighted average shares outstanding for the nine-month period were 5,007,338 compared with 2,964,884 for the first nine months of last year.

PRO FORMA RESULTS

After giving pro forma effect to the large Questar acquisition completed as of May 31, 2006, and the acquisition of ADI completed on July 1, 2005, earnings in the quarter would have been $534,000 this year, or 11 cents a share. Pro forma earnings in the prior year's third quarter would have been $526,000 or 11 cents a share had Questar been included for the entire
three month period ended July 31, 2005.   Pro forma revenues would have
been $12.8 million for the quarter this year and $8.5 million in last year's same quarter had the Questar results of operations been included for the entire periods respectively.

For the nine months ended July 31, 2006, pro forma net income totaled $2.4 million or 48 cents a share compared with $2.0 million or 41 cents a share for the prior year period. Net revenue on a pro forma basis amounted to $36.5 million for the nine months up from $29.5 million for the same period a year ago.

MANAGEMENT COMMENTS

"The important acquisition of Questar makes year-to-year and first half this year comparisons difficult. While Questar added to revenues and is accretive to earnings, we should note that growth took place in the third quarter existing TASA business, as well," announced Andrew L. Simon, president. "Revenues attributable to the operations that existed prior to Questar grew a healthy 14 percent in the quarter and 24 percent in the nine months. On a standalone pro forma basis Questar grew 58 percent in the quarter and 31 percent year-to-date."

Simon noted that TASA's gross margin improved significantly in the quarter. "Our prior announcements said that we had experienced temporary gross margin erosion early this year because of start up costs associated with major projects. We expected margins to increase. That is the case. Excluding Questar, gross margin grew to 46 percent in the quarter up from 35 percent in the second quarter of this year. For the nine months, including Questar for two months, gross margin amounted to 44 percent up from 35 percent at the end of the first half and versus 52 percent in the nine months last year."

Simon stated that selling expenses for the quarter increased to $516,000 from $393,000 in the year ago quarter but decreased as a percent of revenues to 6 percent from 13 percent. "The increase is primarily a result of additional staff required to sell more effectively at the state level. Similarly selling expense for the nine months increased in absolute terms to $1.4 million from $1.1 million in the same period last year. As a percent of sales, selling expense for the nine months was 9 percent compared with 14 percent for the three quarters last year."

General and administrative expense in the quarter rose, as expected, to $2.7 million from $940,000 in the same quarter last year, reflecting the acquisition of Questar and the Company's overall growth. As a percentage of revenues, general and administrative expense was 32 percent; slightly lower than the 33 percent in the first half this year and approximately the same as in the third quarter the prior year. For the nine months, general and administrative expenses amounted to $4.8 million compared with $2.5 million in the nine months a year ago. As a percent of revenues for the first three quarters, general and administrative expenses were 32 percent in both the current and comparable periods.

"Due to the contributions from Questar, we expect general and administrative expenses to fall as a percent of sales. We believe our infrastructure is sufficient to support growth well beyond our present level without significant additions to costs," Simon noted.

"Clearly the initiatives we've undertaken are beginning to bear fruit. Obviously, the acquisition of Questar has been the most significant event. The integration of Questar is going smoothly. The number of bids that we have been able to participate in because of the Questar acquisition, along with the dollar values within these bids, have increased substantially.
We now have the critical mass to achieve economies of scale in many areas. TASA's additional volume also allows us to receive discounts on materials and services. We are consolidating many administrative functions including accounting and purchasing. There are numerous other opportunities to achieve more efficient operations company-wide, some of which we are still identifying." Simon added.

MANAGEMENT OUTLOOK

"The key to our future success and growth is our enhanced ability to provide the entire spectrum of assessment services and to do so for large, state level assignments. That increased capability combined with our reputation for outstanding service now makes us a formidable competitor in the assessment industry.

"The greater efficiencies we anticipate will give us the ability to generate greater earnings and build substantial value for our shareholders. The real potential lies in the leveraging of our new strength by gaining market share and adapting quickly to new assessment needs while continuing to provide our customers with the same high quality of service they have come to expect from both TASA and Questar.

In summary it is important to note that, if we had Questar for the entire third quarter, pro forma revenues would have been $12.8 million and for the nine months, on the same basis, revenues would have totaled $36.5 million. Had Questar been part of the Company since the beginning of the year, our pro forma EBITDA would have been approximately $5.5 million," Simon concluded.

CONFERENCE CALL TODAY AT 11:00 A.M. EDT
Management will host a conference call this morning to discuss third quarter fiscal 2006 results. The call is scheduled to begin at 11 a.m. Eastern, 10 a.m. Central, 9 a.m. Mountain and 8 a.m. Pacific. Participants may dial: 1-201-689-8470 for the live call. The call will also be webcast live and archived for three months. The webcast can be accessed at: http://www.viavid.net/detailpage.aspx?sid=0000358D

ABOUT TASA

TASA, based in Brewster, N.Y., provides consulting services, including test design and development, and psychometric services to states, school districts and textbook publishers through its custom assessment units. TASA also designs, develops, calibrates, publishes, markets and sells educational assessment tests primarily to elementary and secondary schools throughout the United States. In addition, the company provides test printing, distribution, scanning, scoring and reporting services to states, schools and districts as well as to third parties. Further, TASA offers on-line testing services to schools and educational entities in the K-12 market and customized assessment engines for curriculum providers. For more information, visit the company's website at www.tasa.com.

Statements contained in this release that are not historical facts are "forward-looking" statements as contemplated by the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are subject to risks and uncertainties, which are enumerated in the company's reports filed with The Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from those projected or implied in the forward-looking statements.

                             Tables Follow ...

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES


                       CONSOLIDATED BALANCE SHEETS




                                                  July 31,        October 31,
                                                    2006              2005
                                                    ----              ----
                                                (UNAUDITED)

ASSETS
------

Current assets:

  Cash and temporary investments                $1,891,258        $1,289,630
  Accounts receivable, net of allowance
   for doubtful accounts of
   $1,647 and $2,683, respectively               8,384,992         2,886,915
  Inventories                                      466,381           467,762
  Prepaid expenses and
   other current assets                            611,630           397,420
  Restricted cash                                   43,783            20,347
  Deferred income taxes                            571,417           571,417
                                                ----------        ----------

        Total current assets                    11,969,461         5,633,491
                                                ----------        ----------


Property, plant and equipment - net of
  accumulated depreciation of $862,747
   and $488,863, respectively                    3,751,740           675,999
                                                ----------        ----------


Other assets:
  Test passage bank and test development,
    net of accumulated amortization of
     $3,907,252 and $3,579,751, respectively     2,901,979         2,750,239
  Goodwill                                      18,479,653         1,969,542
  Deferred income taxes                            553,559           492,677
  Other assets                                     536,537           252,931
                                                ----------        ----------


        Total assets                           $38,192,929       $11,774,879
                                               ===========       ===========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                   CONSOLIDATED BALANCE SHEETS (Continued)


                                                  July 31,        October 31,
                                                    2006              2005
                                                    ----              ----
                                                (UNAUDITED)

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
  Lines of credit                                 $925,000        $       --
  Current maturities of long-term debt           1,051,860           166,750
  Accounts payable                               3,079,881           489,428
  Accrued expenses                               1,466,627         1,427,963
  Other Liabilities                                255,699           317,529
  Due to former shareholders -
    Questar Educational Services                 1,859,902                --
  Deferred gain on sale of building -
    current portion                                125,439           125,439
                                                ----------        ----------


        Total current liabilities                8,764,408         2,527,109
                                                ----------        ----------


Long-term debt:
  Long-term debt, net of current portion        12,825,062         1,396,212
  Deferred gain on sale of building, net
    of current portion                             742,176           836,255
                                                ----------        ----------


        Total liabilities                       22,331,646         4,759,576
                                                ----------        ----------

Stockholders' equity:
  Preferred stock, $.0001 par value,
    5,000,000 shares authorized,
    1,888,889 and 0 shares issued
    and outstanding, respectively                      189                --
  Common stock, $.0001 par value,
    20,000,000 shares authorized,
    2,914,738 and 2,909,738 shares issued
    and outstanding, respectively                      291               291
  Additional paid-in capital                    14,935,694         6,164,387


Retained earnings                                  925,109           850,625
                                                ----------        ----------


        Total stockholders' equity              15,861,283         7,015,303
                                                ----------        ----------


Total liabilities and stockholders' equity     $38,192,929       $11,774,879
                                               ===========       ===========

                 TOUCHSTONE APPLIED SCIENCE ASSOCIATES, INC.
                              AND SUBSIDIARIES

                    CONSOLIDATED STATEMENTS OF OPERATIONS



                                                      Nine Months Ended               Three Months Ended
                                                           July 31,                        July 31,
                                                       ----------------               ------------------
                                                   2 0 0 6         2 0 0 5        2 0 0 6          2 0 0 5
                                                   -------         -------        -------          -------
                                                 (UNAUDITED)     (UNAUDITED)    (UNAUDITED)      (UNAUDITED)

Net revenue                                       $15,097,954     $8,008,945     $8,542,237       $2,975,833

Cost of goods sold                                  8,498,438      3,836,898      4,265,846        1,460,577
                                                  -----------     ----------     ----------       ----------

Gross profit                                        6,599,516      4,172,047      4,276,391        1,515,256
                                                  -----------     ----------     ----------       ----------

Operating expenses:
  Selling expenses                                  1,408,849      1,138,711        515,897          392,577
  General and administrative expenses               4,813,287      2,534,308      2,708,464          939,785
                                                  -----------     ----------     ----------       ----------


Total operating expenses                            6,222,136      3,673,019      3,224,361        1,332,362
                                                  -----------     ----------     ----------       ----------


Income from operations                                377,380        499,028      1,052,030          182,894


Other income (expense):
Gain on sale/leaseback of building                     94,079         94,079         31,359           31,359
Interest income (expense) net                        (243,360)        (3,745)      (201,098)          (7,659)
                                                  -----------     ----------     ----------       ----------


Income before income taxes                            228,099        589,362        882,291          206,594


Income taxes                                          155,460        223,940        398,799           58,410
                                                  -----------     ----------     ----------       ----------


Net income                                        $    72,639     $  365,422     $  483,492       $  148,184
                                                  ===========     ==========     ==========       ==========

Weighted average shares outstanding:
Basic                                               4,801,318      2,774,768      4,803,627        2,829,104

Diluted                                             5,007,338      2,964,884      5,009,645        3,052,577


Basic earnings per share                          $       .02     $      .13     $      .10       $      .05
Diluted earnings per share                        $       .01     $      .12     $      .10       $      .05


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